PARTICIPATION AGREEMENT

THIS AGREEMENT made and entered into this 2nd  day of  February , 2004, by and between The Cumming Company, Inc., a Texas corporation, whose address is 6300 Ridglea Place, Suite 916, Fort Worth, Texas 76116 (hereinafter called “Operator”) and Micron Enviro Services Inc. (hereinafter called “Non-Operator”) as to Non-Operators participation in the Martex Five Well Development Project.

RECITALS

Operator represents that it has acquired the Oil and Gas Lease(s) which oil and gas leasehold interest is hereinafter referred to as the “Contract Area”, which is specifically limited to the Marble Falls Rework Project and only its corresponding proration units of acreage as set forth by the Railroad Commission of Texas.  Operator and Non-Operator desire to enter into an Agreement for the exploration and development of the Contract Area, hereinafter referred to as the “Agreement”.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual convenants and promises herein contained, the parties hereto agree as follows:

I

DRILLING AND DEVELOPMENT OF THE WELLS

Operator shall commence operations for the Drilling of the Wells known as the Martex Five Well Development Project by  February 28, 2004 on the Contract Area.  Operator shall re-enter and re-complete or cause to be re-completed the Well with due diligence and in a workmanlike manner to a depth sufficient to test the Marble Falls.

II

ACREAGE PURCHASE

1.1

Upon execution of this Agreement, Non-Operator shall pay Operator the sum of Seven Hundred Dollars (USD$750.00) for a One Percent (1%) undivided gross Working Interest and Eight tenths Percent  (0.8%) undivided Net Revenue Interest in the Contract Area.

1.2

The Contract Area is subject to an Eighty Percent (80.0%) Net Revenue Lease in which One Hundred Percent (100.0%) of the Working Interest pays for One Hundred Percent (100%) of the costs and expenses for acquiring, drilling, completing, equipping and operating the wells in the Contract Area.

III

COSTS OF RE-ENTRY AND RE-COMPLETION

3.1

Non-Operator shall pay One Percent (1%) of all the Turnkeyed Costs of re-entry and re-completing the Well.  If the Well is a dry hole, Turnkeyed Costs include all costs of plugging and abandoning the Well and restoration of the surface upon which the Well was drilled.  Non-Operator’s proportionate share of the total re-entry and re-completion costs as set forth in the Authorization for Expenditure (“AFE”) attached hereto as Exhibit “A” is Fifteen Thousand Nine Hundred and Sixty Eight (USD$15,968.00), due upon execution of this Agreement, or unless otherwise specified.

3.2

If, because of encountering impenetrable substances, heaving shale, excessive salt, mechanical conditions, or any other conditions which after a diligent effort, Operator is unable to overcome and which make further drilling unusually difficult or impracticable, Operator shall cease operations, pay any costs associated with the well, including plugging costs and expenses for restoration of the Contract Area, and refund the balance of the prepaid costs to the respective Non-Operator.

3.3

Anything in this Participation Agreement or the Operating Agreement to the contrary notwithstanding, Non-Operator’s failure to remit the Completion Costs of the Initial Test Well or subsequent wells within ten (10) days of receipt of notice shall constitute an automatic election by Non-Operator not to participate in the re-completion of said well, in which event the non-consent provisions of Article VI of the Operating Agreement shall apply.

3.4

Anything in this Participation Agreement or the Operating Agreement to the contrary notwithstanding, Non-Operator’s failure to remit its share of the costs incurred for other operations under Article VII (D) (3) of the Operating Agreement within ten (10) days of receipt of notice shall constitute an automatic election by Non-Operator not to participate in any further drilling, development or operations on the Contract Acreage, save and except any wells which Non-Operator has previously earned an interest.

IV

INTEREST EARNED

Upon re-entry and re-completion of the Wells as producing, Operator shall assign to Non-Operator, without warranty of title except by, through or under assignor, an assignment of an undivided One percent (1%) working interest and an undivided Eight tenths Percent (0.8%) net revenue working interest in the Contract Area.  Such Assignment shall be subject to all the terms and conditions of this Agreement and any other agreements relating to the Contract Area and existing as of the date of this Agreement.

V

OPERATING AGREEMENT

It is understood and agreed that Cumming Company, Inc., shall be Operator of the Contract Area.  All joint operations on the Contract Area shall be conducted in accordance with that certain Operating Agreement attached hereto as Exhibit “C” and by reference incorporated herein.  Said Operating Agreement shall become effective as between the parties hereto without further execution as of the date first above written.  In the event of a conflict between the terms and conditions of the Operating Agreement and this Participation Agreement, the terms and conditions of this Agreement shall control.

VI

LIMITS UNDER AGREEMENT

Non-Operator acknowledges that Operator is engaged in the acquisition and development of oil and gas properties, which properties may now or in the future be contiguous, adjacent, or near the Contract Area.  No preferential rights or area of mutual interest is created by this Agreement, the rights and obligations of the parties hereto being limited to the Contract Area.  Non-Operator further acknowledges that Operator has and will continue to have operations separate and apart from those incident to this Agreement and that Operator will devote only so much of its time and resources to operations in the Contract Area as in its judgment is reasonably required.

VII

ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties and no waiver, representation, modification or agreement, oral or otherwise, shall affect the subject matter hereof unless and until such waiver, representation or agreement is reduced in writing and executed by an authorized representative of the parties.

VIII

RELATIONSHIP OF THE PARTIES

Except as otherwise provided, the liabilities of the Parties hereto shall be several and not joint or collective, and both Parties shall be responsible only for its share of the costs and liabilities incurred as provided hereunder.  It is not the purpose or intention of this Agreement to create any partnership, mining partnership, or association, and neither this Agreement nor the operations hereunder shall be construed or considered as creating any such relationship.

IX

TERM

Subject to the other provisions of this Agreement, the same shall remain in force for the life of the oil and gas leases covering the jointly owned leased premises and any extensions or renewals thereof and new leases covering any part of Contract Area within six months of expiration of the lease, whether by production or otherwise.

X

RESTRICTION ON ASSIGNMENT

Neither this Agreement, nor the rights and obligations created hereunder, nor the interest earned and conveyed, shall be sold or assigned, in whole or in part, to any third party, without prior written notice of Operator, such interest being acquired for investment only, and in compliance with the terms of this Agreement, the Operating Agreement and applicable laws.

XI

NOTICES AND PAYMENTS

All correspondence, notices and payments to Operator shall be delivered in person or by first-class mail as follows:

The Cumming Company, Inc.

6300 Ridglea Place, Suite 916

Fort Worth, Texas 76116

XII

GENERAL

12.1

With respect to the interest acquired by Non-Operator hereunder:

A.

Non-Operator understands that the interest described herein has not been registered pursuant to the Securities Act of 1933, as amended, nor the securities laws of any state.  The interest has not been approved or disapproved by the Securities and Exchange Commission or by the securities commission of any state.

B.

Non-Operator acknowledges that there has been no advertisement or public solicitation to sell the interest.

C.

Non-Operator is purchasing the interest solely for his own account and not for resale or distribution to others and understands that Operator has relied upon such representation in agreeing to permit the participation in the prospect.

D.

Non-Operator acknowledges that Operator has made all documents pertaining to the prospect available to the undersigned who has had the opportunity to ask questions of, and receive answers from, Operator or its authorized officers concerning the terms and conditions of the participation in the prospect and in drilling any wells located thereon and to obtain such information, to the extent such persons possess the same or could acquire it without unreasonable effort and expense, as Non-Operator deems necessary to verify the accuracy of the information.  Non-Operator has relied solely upon the information presented by Operator and such independent investigations as are made by the Non-Operator in making a decision to purchase the interest described herein.

E.

PARTICIPATION IN OIL AND GAS EXPLORATION IS HAZARDOUS BY ITS NATURE AND INVOLVES A HIGH DEGREE OF RISK AND NON-OPERATOR ACKNOWLEDGES THAT THERE IS NO ASSURANCE THAT HE WILL MAKE A PROFIT OR EVEN RECOVER HIS INVESTMENTS.

F.

Non-Operator (i) represents that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of participation in the prospect; (ii) has adequate means for providing for his current needs and personal contingencies; (iii) has no need for liquidity in this investment; and (iv) can absorb the loss of such investment in its entirety.

12.2

If any provision of this Agreement shall be found void, voidable or unenforceable, the remaining provisions shall nevertheless remain in force.

12.3

This Agreement shall be deemed for all purposes to have been made and entered into in Tarrant County, Texas, wherein it is expressly made performable and enforceable by any court of competent jurisdiction in accordance with the laws of the State of Texas, which shall govern and control the construction and application of the terms hereof.

EXECUTED as of the day and year first above written.

THE CUMMING COMPANY, INC.

By: /s/ Dwight H. Cumming

       Dwight H. Cumming, President

 PARTICIPANT: MICRON ENVIRO SYTEMS, INC.

           Signature:  /s/ Bernard McDougall

   1205-789 West Pender Street

   Business Address

                                                                           Vancouver, B.C. V6C 1H2

                                                                           (604) 646-6903

               Telephone

EXHIBIT "A"

TURNKEY
AUTHORITY FOR EXPENDITURE
MARTEX FIVE WELL DEVELOPMENT

Located in Jack & Palo Pinto Counties, Texas.

Acreage Purchase	$75,000
DRILLING & TEST	
Texas Railroad Commission Permit	$3,214
Survey and Stake Location	$6,786
Site Prep, Pits & Roads	$25,714
Surface Damages	
	$10,714
Water for Drilling – Trucking water	$23,571
Surface Casing & Delivery	$25,350
Cement Surface Casing	$34,286
Drill 4800'	$377,143
Daywork / Rig Time	$133,571
Bradenhead w/Valves & Fittings	$10,714
Openhole Logs	$34,571
Mud & Chemicals	$47,143
Mudlogging	$21,429
Blowout Insurance Premium	$10,714
TOTAL	**$764,921**
MARBLE FALLS COMPLETION	
Cement Casing	$43,929
Engineer Completion supervision	$26,786
4400' of 4 ½"Casing	$90,000
CCL and Bond Log, Perforate	$39,821
Collars, Floats, Centralizers	$5,357
Work-over Rig (4 days)	$42,857
Acid Treatment/Water/Cement/Misc.	$48,214
Fracture Stimulation	$288,429
4300' 2 3/8" Tubing	$61,464
Wellhead, Chokes, Fitting	$31,786
Surface Equipment (Tank Battery, Treater, Seperator)	$57,857
1000' of Flowline to Pipeline & bury Pipeline	$26,786
	$0
Roustabout Labor to Hookup Equipment	$25,714
Road Work / Cleanup Site	$15,000
Truck & Hauling	$17,143
Test for Railroad Commission	$10,714
TOTAL	**$831,857**
GRAND TOTAL	**$1,671,779**